EXHIBIT 3.8

OPERATING AGREEMENT

OF

IOWA TELECOM TECHNOLOGIES, LLC

(an Iowa Limited Liability Company)

OPERATING AGREEMENT

OF

IOWA TELECOM TECHNOLOGIES, LLC

This Operating Agreement is adopted as of December 19, 2003 by Iowa Telecommunications Services, Inc., an Iowa corporation, as sole member of Iowa Telecom Technologies, LLC, an Iowa limited liability company (the “Company”).

RECITALS

WHEREAS, the Member has formed an Iowa limited Liability Company pursuant to the provisions of Iowa Code Chapter 490A by filing Articles of Organization with the Iowa Secretary of State; and

WHEREAS, the Member desires to adopt an Operating Agreement with respect to the organization, operation and dissolution of the Company.

NOW, THEREFORE, the Member adopts the following Operating Agreement:

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement, unless otherwise specifically provided, shall have the following meanings:

1.1. “Act” shall mean the Iowa Limited Liability Company Act, Iowa Code Chapter 490A, as amended from time to time.

1.2. “Agreement” or “Operating Agreement” means this Operating Agreement, as originally executed or as amended, modified, supplemented or restated from time to time.

1.3. “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made. “Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

1.4. “Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent, superseding federal revenue laws.

1.5. “Company” shall refer to Iowa Telecom Technologies, LLC.

1.6. “Person” shall mean individuals, partnerships, corporations, limited liability companies, unincorporated associations or entities, trusts, estates, and the heirs, executors, administrators legal representatives, successors, and assigns of such “Person” where the context so admits.

1.7. “Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

1.8. “Units” shall mean the capital units issued by the Company to each Member, in exchange for Capital Contributions, which represent the Member’s interest in the Company.

ARTICLE II

FORMATION OF COMPANY

2.1 Name. The name of the Company is Iowa Telecom Technologies, LLC.

2.2 Formation. Articles of Organization for the Company were filed on December 19, 2003.

2.3 Principal Office. The principal office of the Company within the State of Iowa shall be at 115 S. Second Avenue West, Newton, Iowa 50208. The Company may locate its places of business and registered office at any other place or places as the Member may from time to time deem advisable.

2.4 Registered Office and Registered Agent. The Company’s registered office shall be at 115 S. Second Avenue West, Newton, Iowa 50208 and the name of its initial registered agent at such address shall be Alan L. Wells.

2.5 Term. The term of the Company shall commence on the date the Articles of Organization were filed with the Secretary of State of the State of Iowa, and shall continue in perpetuity, unless earlier dissolved in accordance with the provisions of this Operating Agreement or the Act.

ARTICLE III

PURPOSE OF COMPANY

The purpose of the Company shall be to engage in any lawful business or businesses which the Member determines is necessary or appropriate.

ARTICLE IV

NAME AND ADDRESS OF THE MEMBER

The name and address of the Member is as follows:

Iowa Telecommunications Services, Inc.

115 S. Second Avenue West

Newton, Iowa 50208

ARTICLE V

MANAGEMENT OF COMPANY

5.1 Management. The business and affairs of the Company shall be managed by its Member, also referred to herein as the “Managing Member”.

5.2 Power and Authority of Member. In addition to such powers and authorities as may be provided by law or elsewhere in this Agreement, the Managing Member, for and on behalf of the Company, shall have full power and authority, at the expense of the Company (by direct payment or reimbursement) to make all decisions and take all actions for the Company, including, without limitation, the following:

(a) execute any and all agreements, contracts, licenses, documents, certificates, and instruments necessary or convenient in connection with managing the day to day affairs of the Company;

(b) care for and distribute funds to the Member by way of cash, income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(c) engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company as may be lawfully carried on or performed by a limited liability company under Iowa law;

(d) take all actions not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

(e) borrow money in the Company name for Company purposes or utilize collateral owned by the Company as security for such loan; and

(f) take such other action and perform such other services as are necessary, customary, or appropriate for the operations of the Company’s business.

5.3 Written Action. Any action taken by the Member may be taken by a consent in writing, signed by the Member.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF THE MEMBER; INDEMNIFICATION

6.1 Limitation of Liability; Indemnification. The Member shall not be liable for any debts or losses of the Company beyond its Capital Contribution. The liability of the Member as Managing Member shall be limited to the fullest extent permitted by law, in accordance with Article VII of the Company’s Articles of Organization and the Act.

6.2 Company Books. The Company shall maintain such books of account and such financial information as may be required by the Member and the Act. The Member or a designee shall retain a copy of this Agreement and all written actions of the Member at the principal office or at such other place as the Member may designate.

ARTICLE VII

CAPITAL

7.1 Capital Contributions. The Member shall, from time to time, contribute such amount of cash, property, and/or services as the Member may determine is necessary or desirable.

7.2 Loans to the Company. The Member may, but is not obligated to, make loans to the Company from time to time. Any such loans shall not be treated as Capital Contributions to the Company for any purpose hereunder, but the Company shall be obligated to the Member for the amount of any such loans pursuant to the terms thereof.

7.3 Creditor’s Interest in the Company. No creditor who makes a loan to the Company shall have or acquire at any time, as a result of making the loan, any director or indirect interest in the profits, capital, or property of the Company, other than such interest as may be accorded to a creditor.

ARTICLE VIII

ALLOCATIONS AND INCOME TAX

The income, profits, gains, losses and tax credits or the Company and distributions of cash or property of the Company to the Member shall be treated for federal income tax purposes as if the Company were a division of the Member in accordance with Treasury Regulation Section 301.7701 -2(a). The Member may make any and all necessary or desirable tax elections on behalf of the Company.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1 Dissolution. The Company shall be dissolved upon the written consent of the Member or upon entry of a decree of judicial dissolution under Section 1302 of the Act.

9.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order:

(a) to creditors to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member;

(b) to the repayment of any outstanding loans from the Member to the Company; and

(c) the balance, if any, to the Member.

9.3 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, articles of dissolution shall be executed and filed with the Iowa Secretary of State. Thereafter, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Application of Iowa Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Iowa, and specifically the Act.

10.2 Amendments. This Agreement may be amended only by the Member. Any amendment of this Agreement shall be in writing and a copy thereof shall be kept with a copy of this Agreement at the principal office of the Company.

10.3 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

10.4 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

CERTIFICATE

The undersigned hereby agrees, acknowledges and certifies that the foregoing Operating Agreement, constitutes the duly adopted Operating Agreement of the Company as of the 19th day of December, 2003.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By

Its: